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                                                                     EXHIBIT 5.1

                                  May 3, 2001


AGL Resources Inc.
817 West Peachtree Street, N.W.
Atlanta, Georgia  30308

     Re: Registration Statement on Form S-3 of AGL Resources Inc., AGL Capital Corporation and AGL Capital Trust II

Ladies and Gentlemen:

     We have acted as counsel to AGL Resources Inc., a Georgia corporation ("AGL Resources"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), by AGL Resources, AGL Capital Corporation ("AGL Capital") and AGL Capital Trust II (the "Trust"). Pursuant to the Registration Statement, AGL Resources, AGL Capital and the Trust intend to register under the Securities Act of 1933, as amended, (i) 6,000,000 of the Trust's ___% Trust Preferred Securities, Liquidation Amount $25 per Preferred Security (the "Preferred Securities"), (ii) $150,000,000 aggregate principal amount of AGL Capital's ___% Junior Subordinated Debentures due 2041 (the "Debentures") with AGL Resources as Guarantor under the Indenture to be entered into by and among AGL Resources, AGL Capital and The Bank of New York, as Trustee, and (iii) AGL Resources' guarantee of cash distributions and payments on liquidation of the Trust or redemption of the Preferred Securities (the "Guarantee").

     Our Opinion (as defined below) is furnished solely with regard to the Registration Statement, pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon only in connection with the Registration Statement and may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission. The only opinion rendered consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based on and subject to the qualifications, limitations and exceptions set forth in this letter.

     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion hereinafter set forth, including:
(i) the Registration Statement; (ii) the form of Indenture to be entered into by and among AGL Resources, AGL Capital and The Bank of New York, as Trustee (the "Indenture") and filed as an Exhibit to the Registration Statement; (iii) the form of Amended and Restated Trust Agreement of the Trust (the "Declaration") to be entered into among the administrative trustees named therein, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and AGL Capital, as sponsor and filed as an Exhibit to the Registration Statement; (iv) the form of the Debentures; (v) the form of Guarantee; and (vi) minutes of proceedings of the Board of Directors of AGL Resources and AGL Capital. In making all of our examinations, we assumed the legal capacity of all natural
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AGL Resources Inc.
May 3, 2001
Page 2

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persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to all questions of fact that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of an officer of AGL Resources and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     The members of this firm are admitted to the bar of the State of Georgia and are duly qualified to practice law in that state. Our Opinion is limited to the laws of the State of Georgia and applicable federal laws that are in effect on the date of this letter and that, in our professional judgment, are normally applicable to transactions of the type contemplated herein. We express no opinion with regard to any matter which may be governed by the laws of any other jurisdiction. We express no opinion as to whether any court of any jurisdiction will give effect to the governing law provision set forth in the Guarantee, but have assumed, with your permission, hypothetically for purposes of our Opinion, that if AGL Resources is brought before a proper court in the State of Georgia to enforce rights under the Guarantee, such court will apply the substantive laws of the State of Georgia, notwithstanding the governing law provision contained in the Guarantee. The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

     Based upon and subject to the foregoing, we are of the Opinion that:

          (1) The Guarantee has been duly authorized by AGL Resources, and when
     (i) the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Guarantee is duly executed and delivered by AGL Resources and The Bank of New York, as trustee, and issued as contemplated by the Registration Statement, the Guarantee will constitute a valid, and binding obligation of AGL Resources, except as enforceability of AGL Resources' obligations may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, or other laws or judicial decisions now or hereafter in effect relating to or affecting rights and remedies of creditors, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and matters of public policy, and (c) an implied covenant of good faith and fair dealing and potential unenforceability of certain provisions.
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AGL Resources Inc.
May 3, 2001
Page 3

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     We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Long Aldridge & Norman
                                    --------------------------
                                    Long Aldridge & Norman LLP